Exhibit 99
NEWS RELEASE

COEUR REPORTS 2008 RESULTS AND 2009 OUTLOOK: RECORD YEAR-END RESERVES;
NOTABLE INCREASE EXPECTED IN 2009 PRODUCTION AND CASH FLOW
FROM TWO NEW SILVER MINES
Fourth Quarter Highlights:

•	New San Bartolomé mine, the world’s largest pure silver mine, performed at design capacity, resulting in cash operating costs of $6.48 per ounce[1].

•	28% increase in silver production to 4.0 million ounces.

•	Cash operating costs of $5.60 per silver ounce.

•	Net income of $4.3 million, or $0.01 per share.

•	General and administrative costs declined 22%, reflecting the results of ongoing cost reductions.
2008 Highlights:

•	2008 silver production of 12.0 million ounces.

•	Cash operating costs of $4.75 per silver ounce.

•	Operating cash flow[2] of $11.6 million.

•	San Bartolomé commenced silver production in June.

•	Record year-end reserve levels of 248 million ounces of silver and 2.3 million ounces of gold representing 15% and 54% increases, respectively.
2009 Outlook:

•	2009 silver production expected to jump 66% to approximately 20.0 million ounces while gold production projected to increase 85% to approximately 85,000 ounces.

•	$4.25 per silver ounce projected cash operating costs.

•	Cash, equivalents and short-term investments of approximately $100 million as of January 31, 2009.

•	2009 operating cash flow forecast to be approximately $100 million.

•	Remaining companywide capital expenditures projected to be $65 million in 2009[3].

•	Palmarejo (Mexico) to begin production in March as scheduled.

•	San Bartolomé expected to produce 9 million ounces at average cash operating costs of $6.50 per ounce.

[1]	Non-GAAP measure; defined as operating costs less by-product credits (if any) divided by silver production; excludes royalties and taxes

[2]	Non-GAAP measure; defined as net income plus depreciation and depletion and plus/minus other non-cash items.

[3]	From March 1st through December 31st. Excludes Kensington, which will be updated once the Company receives a decision from the U.S. Supreme Court

COEUR D’ALENE, Idaho — February 27, 2009 — Coeur d’Alene Mines Corporation (NYSE:CDE, TSX:CDM, ASX:CXC) today announced that operations at its new Palmarejo silver and gold mine in Mexico are expected to begin in March and that its San Bartolomé silver mine in Bolivia is operating as planned as it enters it first full year of production.
“We look forward to the commencement of production at Palmarejo on schedule and on budget. To be in production only fourteen months after completing the acquisitions of Bolnisi Gold and Palmarejo Silver and Gold is a testament to the dedication and focus of our entire team.” Dennis E. Wheeler, Chairman, President and Chief Executive Officer, commented. “At San Bartolomé, operations are performing according to expectations. The fourth quarter of 2008 represented the turning point in San Bartolomé’s performance when design capacity was achieved. Production and costs have remained on-target since.”
“Our financial group successfully navigated frozen capital markets during the past few months to allow the Company to continue investing in its new, long-life mines. As a result of these efforts and the hard work of our project development team, Coeur will now be producing from two of the newest and largest silver mines in the world in a span of just nine months. The Company has been executing this growth strategy for the past three years. With the heavy investment now behind us, Coeur is now transitioning into a long-term phase of positive and significant cash flow generation.” Mr. Wheeler added.
Mr. Wheeler concluded by saying, “2008 also marked a year where Coeur took numerous steps to strengthen its organization and human capital across a variety of areas. The Company established an in-house technical services group based in Idaho that is providing all of our projects and operations with immediate support and expertise. In Bolivia, the addition of Humberto Rada as President of South America was a critical hire to oversee the Company’s important investment and activities in Bolivia. Operationally, Don Gray has now become the full-time Vice President and General Manager at San Bartolomé. Don and his team have done a terrific job getting the operation on-track and performing consistently. Don’s role has allowed Leon Hardy to transition back to his role as Vice President of North American Operations and in charge of the new Technical Services team. Finally, the Company’s finance group was bolstered by key additions during the year, which have provided solid value during this exciting time of transition for us.”
Update on Silver and Gold Markets
The past four months have seen a major resurgence in silver and gold market prices, driven by demand for safe haven investments in the midst of the current world economic and financial crisis. Year-to-date, silver prices have increased 29% while gold has risen approximately 9%. Holdings of gold and silver by silver and gold exchange-traded funds continue to increase and are currently at record levels.
On the supply side, the decline in the price of base metals (zinc, lead, copper) has resulted in the shutdown and curtailment of production at many base metals mines. These declines have also caused many base metal projects scheduled for development to be delayed. Because approximately 70% of global silver production is derived as a by-product of base metals mines, declining base metals production is expected to reduce global silver supply.

Fortified Cash Position Provides Sufficient Capital to Deliver Substantial Growth in 2009
As of January 31, 2009, Coeur’s cash, equivalents and short-term investments stood at approximately $100 million, up from $28 million at year-end. The Company completed two transactions during January that netted approximately $95 million of cash proceeds. Between cash on hand and cash flow from operations, the Company believes it has sufficient liquidity for the remainder of 2009.
Since year-end, the holders of a majority of the Company’s $75.0 million of Senior Secured Floating Rate Convertible Notes have voluntarily converted their notes into shares of common stock. Once the remainder of these Notes are converted, Coeur’s shares outstanding will total approximately 713 million.
Coeur expects capital expenditures to fall to approximately $130 million this year, excluding projected capital expenditures at Kensington, which the Company can not estimate until a decision is received from the U.S. Supreme Court. Of the $130 million of projected 2009 capital expenditures, the Company estimates that approximately $65 million remains to be spent during the remaining ten months of the year.
With expected silver production of 20 million ounces and gold production of 85,000 this year, Coeur expects cash operating costs per silver ounce to be approximately $4.25 and operating cash flow of approximately $100 million in 2009.
Palmarejo to Commence Production Next Month
Coeur’s newest major project, the Palmarejo silver/gold mine in northern Mexico, is expected to begin producing next month. Mechanical completion of all processing facilities is nearing completion, and the first doré pour is expected to take place in late March. The mine is expected to produce 5.3 million ounces of silver and 72,000 ounces of gold during 2009 at an average cash operating cost of approximately ($0.50) per silver ounce. Based on an initial eleven year mine plan, Palmarejo has the capacity to produce an average of 9 million ounces of silver and 120,000 ounces of gold annually.
San Bartolomé Operating at Capacity
San Bartolomé in Bolivia, the largest pure silver mine in the world, reached its designed throughput levels in the fourth quarter of 2008, producing 2.1 million ounces in the fourth quarter and 2.9 million ounces since operations began in June 2008. In December, the mine’s refinery was averaging pours of over 25,000 ounces per day of silver that at times approached 99.9% pure silver. Cash operating costs during the fourth quarter were $6.48 per silver ounce, and averaged $8.22 per ounce for the year, which included the mine’s startup period. In 2009, the mine’s first full year of production, it is expected to produce approximately 9.0 million ounces of silver at an average cash operating cost of $6.50 per ounce.
Reserves Reach Record Levels of 248 Million Ounces of Silver and 2.3 Million Ounces of Gold
Coeur’s silver proven and probable mineral reserves grew 15% in 2008 to a record 248 million ounces as of December 31, 2008. In addition, silver measured and indicated resources increased 6% to 236 million ounces and silver inferred resources stood at 89 million ounces at year-end. These increases are driven primarily by increases of reserves and resources at Palmarejo as a result of the Company’s 2008 drilling activities.

The Company’s gold mineral reserves increased 54% to 2.3 million ounces in 2008. Gold measured and indicated resources totaled 1.8 million ounces while gold inferred resources increased 11% to 1.3 million ounces at year-end. While reserves at Kensington increased 9%, the primary driver of these year-over-year gold reserve and resource increases was due to drilling success at Palmarejo during the year.
Highlights of 2008 and 2009 Exploration Programs
The Company invested $23.5 million in a robust exploration program in 2008, focused principally around existing operations in Mexico, Chile and Argentina. Highlights of the program included:
•	Completion of the final feasibility study for Palmarejo;

•	Significant increases in Palmarejo’s measured, indicated and inferred mineral resources between the June feasibility study and year-end:
–	52% increase in measured and indicated silver resources

–	30% increase in inferred silver resources

–	37% increase in measured and indicated gold resources

–	20% increase in inferred gold resources
•	Discovery of the Delia vein at Cerro Bayo, expected to become a key component to the Company’s new mine plan to re-start production next year, has returned wide silver and gold bearing vein intercepts just 500 meters from the processing facilities. The Delia now extends over one kilometer in strike and up to 100 meters vertically.
Coeur plans to invest $17.6 million in exploration during 2009 with over 85% of this amount earmarked for expansion of mineral resources and reserves near its existing operations at Palmarejo (Mexico), Martha (Argentina) and Cerro Bayo (Chile).
2008 Fourth Quarter Review
During the fourth quarter of 2008, Coeur produced 4.0 million ounces of silver. This represents an increase of 28% over the fourth quarter of 2007 and a 30% increase over the third quarter and reflects the contribution of silver production from the Company’s new San Bartolomé mine. Average cash operating costs during the fourth quarter were $5.60 per silver ounce.
Sales of metal during the fourth quarter reached $42.4 million which was 7% higher than during the third quarter of 2008. Despite double digit silver production growth from last quarter, sales of metal increased less because the price of silver dropped approximately 39% from an average realized price of $14.47 per ounce in the third quarter to an average of $8.84 per ounce in the fourth quarter. Compared to the fourth quarter of 2007, sales of metal declined by 29%, which was due primarily to a 38% decrease in the average realized silver price and a reduction in gold production of 14,493 ounces caused mostly by the temporary cessation of mining activities at Cerro Bayo. The average realized price of gold in the fourth quarter was $726 per ounce, which was 18% lower than the average realized price in the third quarter of $886 per ounce.
Fourth quarter net income was $4.3 million, or $0.01 per share, while operating cash flow was ($6.5) million.
The Company’s cost reduction strategy initiated in the early fourth quarter led to a 22% drop in general and administrative expenses compared to the fourth quarter of 2007. In addition to non-operating cost reductions, Coeur successfully reduced and deferred capital expenditures in order to maximize the amount of liquidity available to fund ongoing development activities at Palmarejo. The third component to the Company’s cost reduction initiative involved a review of the net cash flow being generated by its operating assets. This review led to the temporary cessation of mining activities at the Cerro Bayo silver and gold mine. The Company’s objective is to resume production at lower costs and higher production rates at Cerro Bayo in 2010.

Capital expenditures during the fourth quarter totaled $109 million. Of this total, $72.6 million of capital expenditures were incurred at Palmarejo and $23.9 million was spent at San Bartolomé.
2008 Full Year Review
During 2008, Coeur produced 12.0 million ounces of silver. This represented a 5% increase over 2007 production levels. Average cash operating costs in 2008 were $4.75 per silver ounce.
Sales of metal during 2008 totaled $189.5 million compared to $215.3 million in 2007. The Company’s average realized price per ounce of silver during 2008 was $14.31 (versus $13.59 per ounce in 2007) and the average realized price of gold in 2008 was $915 per ounce (compared to $700 per ounce in 2007). Sales of metal were lower in 2008 compared to 2007 due to a 50% reduction in gold production which was primarily attributable to the temporary cessation of mining activities at Cerro Bayo in October and reduced gold ounces from the Company’s Rochester mine.
Net income for 2008 was approximately breakeven while operating cash flow was $11.6 million.
Capital expenditures during 2008 totaled $365 million. Of this total, $162.2 million of capital expenditures were incurred at Palmarejo ($17 million of development costs at Palmarejo were treated as pre-development costs and expensed rather than capitalized during 2008) and $120.9 million was invested at San Bartolomé.
About Coeur
Coeur d’Alene Mines Corporation is one of the world’s leading silver companies and also a significant gold producer. Coeur, which has no silver production hedged, will have its first full year of production this year at the world’s largest pure silver mine — San Bartolomé in Bolivia — and is expected to begin production next month at another world-leading silver mine — Palmarejo in Mexico. The Company also operates underground mines in southern Chile and Argentina and one surface mine in Nevada; and owns non-operating interests in two low-cost mines in Australia. The Company also owns a major gold project — Kensington in Alaska — and conducts exploration activities in Argentina, Chile and Mexico. Coeur common shares are traded on the New York Stock Exchange under the symbol CDE, the Toronto Stock Exchange under the symbol CDM, and its CHESS Depositary Interests are traded on the Australian Securities Exchange under symbol CXC.
Recent photos of projects and other information can be accessed through company website at www.coeur.com
Conference Call Information
Coeur will hold a conference call to discuss the Company’s fourth quarter 2008 results at 1:00 p.m. Eastern time on February 27, 2009. To listen live via telephone, call (866) 853-4681 (US and Canada) or (660) 422-4718 (International). The conference ID number is 85784992. The conference call and presentation will also be webcast on the Company’s web site www.coeur.com. A replay of the call will be available through March 7 , 2009. The replay dial-in numbers are (800) 642-1687 (US and Canada) and (706) 645-9291 (International) and the access code is 85784992. In addition, the call will be archived for a limited time on the company’s web site.

For Additional Information:
Investors
Director of Investor Relations
Karli Anderson, 208-665-0345
Media
Director of Corporate Communications
Tony Ebersole, 208-665-0777
Non-GAAP Measures
We supplement the reporting of our financial information determined under generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, including cash operating costs. We believe that these adjusted measures provide meaningful information to assist management, investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. We also provide the amount of our operating cash flow to supplement our cash flow determined under GAAP. We define operating cash flow as net income plus depreciation, depletion and amortization and plus/minus any other non-cash items. We believe operating cash flow is an important measure in assessing the Company’s overall financial performance.
Cautionary Statement
This press release contains forward-looking statements within the meaning of securities legislation in the United States, Canada, and Australia, including statements regarding anticipated operating results. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the control of Coeur. Operating, exploration and financial data, and other statements in this presentation are based on information that Coeur believes is reasonable, but involve significant uncertainties affecting the business of Coeur, including, but not limited to, future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, construction schedules, currency exchange rates, and the completion and/or updating of mining feasibility studies, changes that could result from future acquisitions of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in filings made from time to time with the SEC, the Canadian securities regulators, and the Australian Securities Exchange, including, without limitation, Coeur’s reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by fourth parties in respect of Coeur, its financial or operating results or its securities.
Donald J. Birak, Coeur’s Senior Vice President of Exploration, is the qualified person responsible for the preparation of the scientific and technical information concerning Coeur’s mineral projects in this press release. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, please see the Technical Reports for each of Coeur’s properties as filed on SEDAR at www.sedar.com.

Cautionary Note to U.S. Investors — The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this press release, such as “measured,” “indicated,” and “inferred” “resources,” that are recognized by Canadian and Australian regulations, but that SEC guidelines generally prohibit U.S. registered companies from including in their filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K which may be obtained from us, or from the SEC’s website at http://www.sec.gov/edgar.shtml
MINERAL RESERVES

		SHORT	GRADE (Oz/Ton)		OUNCES (000s)
YEAR END 2008	LOCATION	TONS (000s)	SILVER	GOLD	SILVER	GOLD

PROVEN RESERVES
Rochester	Nevada, USA	—	—	—	—	—
Cerro Bayo	Chile	—	—	—	—	—
Martha	Argentina	18	55.86	0.07	992	1.2
San Bartolome	Bolivia	160	6.35	—	1,015	0
Kensington	Alaska, USA	199	—	0.38	—	76
Endeavor	Australia	3,417	1.47	—	5,019	—
Broken Hill	Australia	6,431	1.58	—	10,185	—
Palmarejo	Mexico	6,840	5.09	0.06	34,844	406

Total		17,064			52,055	483

PROBABLE RESERVES
Rochester	Nevada, USA	—	—	—	—	—
Cerro Bayo	Chile	547	10.18	0.07	5,564	38
Martha	Argentina	58	31.22	0.04	1,817	2.1
San Bartolome	Bolivia	35,147	3.81	—	134,015	—
Kensington	Alaska, USA	5,301	—	0.26	—	1,402
Endeavor	Australia	5,842	3.55	—	20,753	—
Broken Hill	Australia	4,616	1.05	—	4,861	—
Palmarejo	Mexico	5,355	5.37	0.07	28,732	350

Total		56,866			195,742	1,792

PROVEN AND PROBABLE RESERVES
Rochester	Nevada, USA	—	—	—	—	—
Cerro Bayo	Chile	547	10.18	0.07	5,564	38
Martha	Argentina	76	36.99	0.04	2,809	3.3
San Bartolome	Bolivia	35,307	3.82	—	135,030	0
Kensington	Alaska, USA	5,500	—	0.27	—	1,478
Endeavor	Australia	9,259	2.78	—	25,772	0
Broken Hill	Australia	11,047	1.36	—	15,046	0
Palmarejo	Mexico	12,195	5.21	0.06	63,576	756

Total Proven and Probable		73,931			247,797	2,275

Notes to tables on page 7 and page 8:
•	Effective December 31, 2008 except Endeavor and Broken Hill effective June 30, 2008

•	Mineral Resources are in addition to Mineral Reserves and have not demonstrated economic viability

•	Metal prices used for Mineral Reserves were $13.25 per ounce of silver and $750 per ounce of gold except Endeavor at $12.00 per ounce of silver, Broken Hill at $2.22 per ounce of silver.

•	For details on the estimation of Mineral Resources and Reserves for each property, please refer to the Technical Report on file at www.sedar.com

MINERAL RESOURCES

		SHORT	GRADE (Oz/Ton)		OUNCES (000s)
YEAR END 2008	LOCATION	TONS (000s)	SILVER	GOLD	SILVER	GOLD

MEASURED RESOURCES
Rochester	Nevada, USA	83,179	0.52	0.005	43,640	408
Cerro Bayo	Chile	316	9.50	0.15	3,005	49
Martha	Argentina	1	32.03	0.03	32	0.03
San Bartolome	Bolivia	—	—	—	—	—
Kensington	Alaska, USA	680	—	0.25	—	169
Endeavor	Australia	10,577	1.47	—	15,580	—
Broken Hill	Australia	3,209	5.16	—	16,560	—
Palmarejo	Mexico	5,386	3.44	0.04	18,515	237

Total		103,348			97,332	863

INDICATED RESOURCES
Rochester	Nevada, USA	30,879	0.59	0.004	18,170	123
Cerro Bayo	Chile	592	9.83	0.13	5,816	74
Martha	Argentina	45	29.44	0.02	1,314	1.1
San Bartolome	Bolivia	37,087	1.75	0.00	64,845	0
Kensington	Alaska, USA	2,044	—	0.16	—	325
Endeavor	Australia	7,551	0.24	—	1,822	—
Broken Hill	Australia	3,167	3.86	—	12,222	—
Palmarejo	Mexico	9,987	3.49	0.04	34,808	439

Total		91,351			138,997	962

MEASURED AND INDICATED RESOURCES
Rochester	Nevada, USA	114,058	0.54	0.005	61,810	531
Cerro Bayo	Chile	908	9.71	0.14	8,821	123
Martha	Argentina	46	29.50	0.02	1,346	1.1
San Bartolome	Bolivia	37,087	1.75	—	64,845	0
Kensington	Alaska, USA	2,724	—	0.18	—	494
Endeavor	Australia	18,127	0.96	—	17,402	—
Broken Hill	Australia	6,376	4.51	—	28,782	—
Palmarejo	Mexico	15,373	3.47	0.04	53,323	676

Total Measured and Indicated		194,699			236,329	1,825

INFERRED RESOURCES
Rochester	Nevada, USA	—	—	—	—	—
Cerro Bayo	Chile	1,341	10.76	0.12	14,436	157
Martha	Argentina	33	46.96	0.05	1,528	2
San Bartolome	Bolivia	1,177	1.38	—	1,628	—
Kensington	Alaska, USA	742	—	0.37	—	273
Endeavor	Australia	772	2.83	—	2,183	—
Broken Hill	Australia	6,735	1.62	—	10,913	—
Palmarejo	Mexico	23,799	2.46	.04	58,508	880

Total		34,599			89,196	1,312

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
	(In thousands except per share data)

REVENUES

Sales of metal	$42,392	$59,931	$189,465	$215,319

COSTS AND EXPENSES
Production costs applicable to sales	28,484	31,034	109,336	117,025
Depreciation and depletion	8,739	4,315	27,330	20,984
Administrative and general	5,683	7,285	25,846	23,875
Exploration	6,240	3,241	20,531	11,941
Pre-development	(271)	—	16,950	—
Care and maintenance and other	3,155	—	3,155	—
Litigation settlements	—	—	—	507

Total costs and expenses	52,030	45,875	203,148	174,332

OPERATING INCOME (LOSS)	(9,638)	14,056	(13,683)	40,987

OTHER INCOME AND EXPENSE
Interest and other income	(1,246)	5,893	2,557	18,195
Mark to market adjustments on derivatives	1,756		1,756
Interest expense, net of capitalized interest	(1,448)	(116)	(4,139)	(365)

Total other income and expense	(938)	5,777	174	17,830

Income (loss) before income taxes	(10,576)	19,833	(13,509)	58,817
Income tax benefit (provision)	14,858	(5,514)	13,501	(14,927)

NET INCOME (LOSS)	4,282	14,319	(8)	43,890
Other comprehensive income (loss)	220	(204)	(634)	86

COMPREHENSIVE INCOME (LOSS)	$4,502	$14,115	$(642)	$43,976

BASIC AND DILUTED INCOME (LOSS) PER SHARE

Basic	$0.01	$0.05	$(0.01)	$0.15

Diluted	$0.01	$0.04	$0.00	$0.14

Weighted average number of shares of common stock
Basic	552,780	310,379	550,733	285,972
Diluted	608,863	335,082	550,733	310,524

Operating Statistics From Continuing Operations
     The following table presents information by mine and consolidated sales information for the three and twelve month periods ended December 31, 2008 and 2007:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Rochester
Tons processed	—	—	—	5,060,678
Ore grade/Ag oz	—	—	—	0.65
Ore grade/Au oz	—	—	—	0.01
Recovery/Ag oz	—	—	—	141.4%
Recovery/Au oz	—	—	—	167.6%
Silver production ounces	659,022	1,060,129	3,033,720	4,614,780
Gold production ounces	4,146	9,728	21,041	50,408
Cash operating costs/oz	$1.21	$(3.27)	$(0.75)	$0.99
Cash cost/oz	$1.49	$(2.49)	$(0.03)	$1.52
Total cost/oz	$2.24	$(1.83)	$0.75	$3.82
Cerro Bayo
Tons milled	27,566	124,066	236,403	387,378
Ore grade/Ag oz	7.46	4.83	5.54	4.68
Ore grade/Au oz	0.08	0.09	0.10	0.11
Recovery/Ag oz	93.7%	94.1%	93.4%	94.4%
Recovery/Au oz	88.8%	90.9%	90.2%	92.2%
Silver production ounces	192,560	564,176	1,224,084	1,709,830
Gold production ounces	2,066	10,604	21,761	37,479
Cash operating costs/oz	$11.73	$7.75	$8.56	$8.22
Cash cost/oz	$11.73	$7.75	$8.56	$8.22
Total cost/oz	$16.32	$11.28	$14.65	$11.82
Martha
Tons milled	19,799	9,801	57,886	37,047
Ore grade/Ag oz	35.81	83.17	49.98	78.10
Ore grade/Au oz	0.05	0.13	0.07	0.12
Recovery/Ag oz	88.7%	94.8%	93.7%	95.0%
Recovery/Au oz	80.4%	92.4%	88.3%	92.7%
Silver production ounces	629,100	772,778	2,710,673	2,748,705
Gold production ounces	816	1,189	3,313	4,127
Cash operating costs/oz	$7.25	$5.29	$6.87	$5.54
Cash cost/oz	$7.54	$6.10	$7.57	$6.27
Total cost/oz	$9.30	$6.64	$9.38	$6.78
San Bartolomé
Tons milled	327,758	—	505,514	—
Ore grade/Ag oz	7.82	—	7.46	—
Recovery/Ag oz	83.3%	—	75.8%	—
Silver production ounces	2,133,106	—	2,861,500	—
Cash operating costs/oz	$6.48	—	$8.22	—
Cash cost/oz	$8.81	—	$10.53	—
Total cost/oz	$10.58	—	$12.50	—
Endeavor
Tons milled	202,613	328,013	1,030,368	1,146,857
Ore grade/Ag oz	1.05	2.25	1.41	1.40
Recovery/Ag oz	66.0%	42.9%	56.5%	48.0%
Silver production ounces	140,623	316,057	824,093	772,609
Cash operating costs/oz	$2.83	$2.33	$2.55	$2.67
Cash cost/oz	$2.83	$2.33	$2.55	$2.67
Total cost/oz	$6.01	$3.28	$4.94	$3.65
Broken Hill
Tons milled	428,347	424,285	1,952,066	1,646,203
Ore grade/Ag oz	0.95	1.22	0.97	1.19
Recovery/Ag oz	70.5%	84.3%	72.5%	83.6%
Silver production ounces	287,755	435,611	1,369,009	1,642,205
Cash operating costs/oz	$2.71	$3.26	$3.41	$3.18
Cash cost/oz	$2.71	$3.26	$3.41	$3.18
Total cost/oz	$4.77	$5.03	$5.24	$5.04

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
CONSOLIDATED PRODUCTION TOTALS
Silver ounces	4,042,166	3,148,751	12,023,079	11,488,129
Gold ounces	7,028	21,521	46,115	92,014
Cash operating costs/oz	$5.60	$2.27	$4.75	$3.58
Cash cost/oz	$6.91	$2.73	$5.64	$3.97
Total cost/oz	$8.72	$4.06	$7.71	$5.88
CONSOLIDATED SALES TOTALS
Silver ounces sold	3,777,641	3,039,715	11,012,584	11,506,560
Gold ounces sold	7,985	21,883	49,130	94,284
Realized price per silver ounce	$8.84	$14.28	$14.31	$13.59
Realized price per gold ounce	$726	$799	$915	$700
Reconciliation of Non-GAAP Cash Costs to GAAP Production Costs
     The tables below present reconciliations between non-GAAP cash operating costs per ounce and cash costs per ounce to production costs applicable to sales including depreciation, depletion and amortization, which is calculated in accordance with GAAP.
     Total cash costs include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, net of by-product revenues earned from all metals other than the primary metal produced at each unit. Cash operating costs include all cash costs except mining production taxes and royalties if applicable. Total cash costs and cash operating costs are performance measures which we believe provide management and investors with an indication of operating cash flow, after consideration of the realized price received for production sold. Management also uses these measurements for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective. “Cash operating costs per ounce” and “Total cash costs per ounce” are measures developed by precious metals companies in an effort to provide a comparable standard, however, there can be no assurance that our reporting of these non-GAAP measures are similar to that reported by other mining companies.
     Production costs applicable to sales including depreciation, depletion and amortization, is the most comparable financial measure calculated in accordance with GAAP to total cash costs. The sum of the production costs applicable to sales and depreciation, depletion and amortization for our mines as set forth in the tables below is included in our Consolidated Statements of Operations and Comprehensive Income.
Three Months Ended December 31, 2008
(In thousands except ounces and per ounce costs)

	Rochester	Cerro Bayo	Martha	San Bartolomé	Endeavor	Broken Hill	Total

Production of silver (ounces)	659,022	192,560	629,100	2,133,106	140,623	287,755	4,042,166
Cash operating cost per ounce	$1.21	$11.73	$7.25	$6.48	$2.83	$2.71	$5.60

Cash costs per ounce	$1.49	$11.73	$7.54	$8.81	$2.83	$2.71	$6.91

Total Operating Cost (Non-GAAP)	$797	$2,258	$4,560	$13,831	$398	$779	$22,623
Royalties	—	—	182	4,957	—	—	5,139
Production taxes	185	—	—	—	—	—	185

Total Cash Costs (Non-GAAP)	982	2,258	4,742	18,788	398	779	27,947
Add/Subtract:
Third party smelting costs	—	(686)	(526)	—	(188)	(191)	(1,591)
By-product credit	3,286	1,612	652	—	—	—	5,550
Other adjustment	(136)	(425)	—	—	—	—	(561)
Change in inventory	2,739	576	249	(6,503)	68	10	(2,861)
Depreciation, depletion and amortization	629	1,309	1,108	3,785	448	593	7,872

Production costs applicable to sales, including depreciation, depletion and amortization (GAAP)	$7,500	$4,644	$6,225	$16,070	$726	$1,191	$36,356

Year Ended December 31, 2008
(In thousands except ounces and per ounce costs)

	Rochester	Cerro Bayo	Martha	San Bartolomé	Endeavor	Broken Hill	Total

Production of silver (ounces)	3,033,720	1,224,084	2,710,673	2,861,500	824,093	1,369,009	12,023,079
Cash operating cost per ounce	$(0.75)	$8.56	$6.87	$8.22	$2.55	$3.41	$4.75

Cash costs per ounce	$(0.03)	$8.56	$7.57	$10.53	$2.55	$3.41	$5.64

Total Operating Cost (Non-GAAP)	$(2,290)	$10,478	$18,619	$23,535	$2,101	$4,670	$57,113
Royalties	—	—	1,889	6,605	—	—	8,494
Production taxes	2,188	—	—	—	—	—	2,188

Total Cash Costs (Non-GAAP)	(102)	10,478	20,508	30,140	2,101	4,670	67,795
Add/Subtract:
Third party smelting costs	—	(3,818)	(3,019)	—	(1,212)	(1,938)	(9,987)
By-product credit	18,499	19,595	2,880	—	—	—	40,974
Other adjustment	12	(425)	470	—	—	—	57
Change in inventory	23,837	2,099	(3,240)	(12,393)	171	22	10,496
Depreciation, depletion and amortization	2,352	7,881	4,431	5,638	1,971	2,507	24,780

Production costs applicable to sales, including depreciation, depletion and amortization (GAAP)	$44,598	$35,810	$22,030	$23,385	$3,031	$5,261	$134,115

Three Months Ended December 31, 2007
(In thousands except ounces and per ounce costs)

	Rochester	Cerro Bayo	Martha	Endeavor	Broken Hill	Total

Production of silver (ounces)	1,060,129	564,176	772,778	316,057	435,611	3,148,751
Cash operating cost per ounce	$(3.27)	$7.75	$5.29	$2.33	$3.26	$2.27

Cash costs per ounce	$(2.49)	$7.75	$6.10	$2.33	$3.26	$2.73

Total Operating Cost (Non-GAAP)	$(3,468)	$4,373	$4,088	$735	$1,420	$7,148
Royalties	—	—	627	—	—	627
Production taxes	830	—	—	—	—	830

Total Cash Costs (Non-GAAP)	(2,638)	4,373	4,715	735	1,420	8,605
Add/Subtract:
Third party smelting costs	—	(1,251)	(710)	(437)	(556)	(2,954)
By-product credit	7,636	8,372	926	—	—	16,934
Other adjustment	97	—	—	—	—	97
Change in inventory	12,442	(3,342)	(663)	(183)	96	8,350
Depreciation, depletion and amortization	703	1,989	417	303	771	4,183

Production costs applicable to sales, including depreciation, depletion and amortization (GAAP)	$18,240	$10,141	$4,685	$418	$1,731	$35,215

Year Ended December 31, 2007
(In thousands except ounces and per ounce costs)

	Rochester	Cerro Bayo	Martha	Endeavor	Broken Hill	Total

Production of silver (ounces)	4,614,780	1,709,830	2,748,705	772,609	1,642,205	11,488,129
Cash operating cost per ounce	$0.99	$8.22	$5.54	$2.67	$3.18	$3.58

Cash costs per ounce	$1.52	$8.22	$6.27	$2.67	$3.18	$3.97

Total Operating Cost (Non-GAAP)	$4,559	$14,055	$15,217	$2,064	$5,228	$41,123
Royalties	—	—	2,028	—	—	2,028
Production taxes	2,476	—	—	—	—	2,476

Total Cash Costs (Non-GAAP)	7,035	14,055	17,245	2,064	5,228	45,627
Add/Subtract:
Third party smelting costs	—	(3,603)	(2,112)	(1,347)	(2,006)	(9,068)
By-product credit	34,664	26,199	2,889	—	—	63,752
Other adjustment	1,926	—	—	—	—	1,926
Change in inventory	16,738	(1,701)	(146)	(172)	69	14,788
Depreciation, depletion and amortization	8,697	6,155	1,383	755	3,055	20,045

Production costs applicable to sales, including depreciation, depletion and amortization (GAAP)	$69,060	$41,105	$19,259	$1,300	$6,346	$137,070

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
	(In Thousands)

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$20,760	$98,671
Short-term investments	7,881	53,039
Receivables	60,183	56,121
Ore on leach pad	9,193	25,924
Metal and other inventory	34,846	18,918
Deferred tax assets	240	3,573
Prepaid expenses and other	19,348	7,821

	152,451	264,067

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	500,025	322,733
Less accumulated depreciation	(88,717)	(69,937)

	411,308	252,796

MINING PROPERTIES
Operational mining properties	292,013	198,208
Less accumulated depletion	(131,698)	(124,401)

	160,315	73,807

Mineral interests	1,736,654	1,731,715
Less accumulated depletion	(16,796)	(11,639)

	1,719,858	1,720,076

Non-producing and development properties	351,985	256,585

	2,232,158	2,050,468

OTHER ASSETS
Ore on leach pad, non-current portion	20,998	24,995
Restricted cash and cash equivalents	23,110	25,760
Receivables, non-current	34,139	18,708
Debt issuance costs, net	12,476	4,848
Deferred tax assets	16,723	1,109
Other	4,452	8,943

	111,898	84,363

TOTAL ASSETS	$2,907,815	$2,651,694

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
	(In thousands, except
	share data)

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Credit facility, current portion of long-term debt and capital lease obligations	$33,414	$30,831
Accounts payable	66,300	49,642
Accrued liabilities and other	24,301	9,072
Accrued income taxes	927	7,547
Accrued payroll and related benefits	8,106	9,342
Accrued interest payable	4,446	1,060
Current portion of reclamation and mine closure	1,924	4,183

	139,418	111,677

LONG-TERM LIABILITIES
Senior Secured Floating Rate Convertible Notes Due 2012	1,830	—
3 1/4% Convertible Senior Notes due March 2028	230,000	—
1 1/4% Convertible Senior Notes due January 2024	180,000	180,000
Non-current portion of other long-term debt and capital lease obligations	16,837	23,661
Reclamation and mine closure	34,093	30,629
Deferred income taxes	541,366	573,681
Other long-term liabilities	27,581	4,679

	1,031,707	812,650

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Common Stock, par value $1.00 per share; authorized 750,000,000 shares in 2008 and 2007, issued 567,799,088 shares in 2008 and 551,512,230 shares in 2007	567,799	551,512
Additional paid-in capital	1,601,415	1,607,737
Accumulated deficit	(419,339)	(419,331)
Shares held in treasury	(13,190)	(13,190)
Accumulated other comprehensive income	5	639

	1,736,690	1,727,367

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,907,815	$2,651,694

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2008	2007	2006
	(In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(8)	$43,890	$88,486
Add (deduct) non-cash items:
Depreciation and depletion	27,330	20,984	26,772
Deferred taxes	(23,165)	2,154	(2,902)
Unrealized loss (gain) on embedded derivatives	3,644	(1,462)	1,166
Share-based compensation	2,692	3,448	2,218
Amortization of debt issuance costs	1,477	303	303
Loss on asset-backed securities	2,600	—	—
Gain on asset retirement obligation	(3,169)	(871)	(41)
Loss (gain) on foreign currency transactions	2,216	(433)	(147)
(Gain) of sales of assets	(632)	(1,947)	(237)
Mark-to-market adjustments on derivatives	(1,756)	—	—
Other non-cash charges	413	610	136
Changes in operating assets and liabilities:
Receivables	(19,414)	(24,021)	(14,781)
Prepaid expenses and other	476	(4,065)	(599)
Inventories	4,799	13,172	(15,555)
Accounts payable and accrued liabilities	(4,870)	(11,705)	17,686
Discontinued operations	—	—	(11,275)

CASH PROVIDED BY OPERATING ACTIVITIES	(7,367)	40,057	91,230

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of short-term investments	(336,350)	(167,346)	(317,743)
Proceeds from sales of short-term investments	375,047	183,121	430,292
Capital expenditures	(365,019)	(216,978)	(147,998)
Merger related costs	—	(13,727)	—
Proceeds from sale of assets	133	3,270	314
Other	(47)	187	(642)
Discontinued operations	—	—	15,446

CASH USED IN INVESTING ACTIVITIES	(326,236)	(211,473)	(20,331)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of convertible notes	270,737	—	—
Proceeds from short-term borrowings	26,658	1,698	—
Repayment of credit facility, long-term debt and capital leases	(32,262)	(1,360)	(1,448)
Proceeds from issuance of common stock	—	—	154,560
Payments of common stock issuance costs	(9,105)	(726)	(8,329)
Other	(336)	(197)	94

CASH PROVIDED (USED) BY FINANCING ACTIVITIES	255,692	(585)	144,877

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(77,911)	(172,001)	215,776

Cash and cash equivalents at beginning of year	98,671	270,672	54,896

Cash and cash equivalents at end of year	$20,760	$98,671	$270,672